Exhibit 99

MEDIA CONTACT: Keith Price

330-796-1863

ANALYST CONTACT: Barb Gould

330-796-8576

FOR IMMEDIATE RELEASE

Goodyear Announces Closing of $3.65 Billion in New Credit Facilities

AKRON, Ohio, April 11, 2005 — The Goodyear Tire & Rubber Company today announced that it has closed $3.65 billion in new credit facilities.

These include the following facilities:

•	A $1.5 billion asset-based revolving credit facility due in 2010, with an interest rate of 1.75 percent over LIBOR, which can increase to between 2 percent and 2.25 percent over LIBOR if available undrawn amounts are below $400 million;

•	A $1.2 billion second-lien term loan due in 2010, with an interest rate of 2.75 percent over LIBOR;

•	A $300 million third-lien secured term loan facility due in 2011, with an interest rate of 3.5 percent over LIBOR; and

•	The euro equivalents of an approximately $650 million credit facility for the company’s Goodyear Dunlop Tires Europe affiliate consisting of a $450 million revolving credit facility due in 2010, with an interest rate of 2.75 percent over LIBOR, and a $200 million term loan due in 2010, with an interest rate of 2.375 percent over LIBOR.

The new credit facilities replace:

•	$1.3 billion asset-based credit facility, due in 2006, with an interest rate of 4 percent over LIBOR;

•	A $650 million asset-based term loan, due in 2006, with an interest rate of 4.5 percent over LIBOR;

•	A $680 million deposit funded credit facility, due in 2007, with an interest rate of

4.5 percent over LIBOR; and

•	$650 million in credit facilities for Goodyear Dunlop Tires Europe, due April 30, 2005, with an interest rate of 4 percent over LIBOR.

“Extending our debt maturities is a key component of the company’s capital structure improvement plan,” said Richard J. Kramer, executive vice president and chief financial officer. This refinancing addresses the majority of our maturities through 2009 and provides cost-effective financing.”

Goodyear is the world’s largest tire company. Headquartered in Akron, the company manufactures tires, engineered rubber products and chemicals in more than 90 facilities in 28 countries. It has marketing operations in almost every country around the world. Goodyear employs more than 80,000 people worldwide.

Certain information contained in this press release may constitute forward-looking statements for purposes of the safe harbor provisions of The Private Securities Litigation Reform Act of 1995. Actual results may differ materially from those indicated by such forward-looking statements as a result of various factors, including the factors discussed in the company’s filings with the Securities and Exchange Commission, including its Form 10-K for the year ended Dec. 31, 2004. In addition, any forward-looking statements represent our estimates only as of today and should not be relied upon as representing our estimates as of any subsequent date. While we may elect to update forward-looking statements at some point in the future, we specifically disclaim any obligation to do so, even if our estimates change.